Exhibit 99.1

For Immediate Release	For More Information Contact:
Jim Graham, (910) 641-0044

Waccamaw Bankshares, Inc. Announces Record Earnings of $887,926 for Second Quarter of 2006

          WHITEVILLE, N.C., July 21 /PRNewswire-FirstCall/ -- Waccamaw Bankshares (Nasdaq: WBNK), the parent company of Waccamaw Bank, announced unaudited net income for the quarter ending June 30, 2006 of $887,926, an increase of 22.0% over the $726,954 earned in the same period of 2005. Basic earnings per share during the most recent quarter were $.19 compared to $.16 per share for the second quarter of 2005.  Net interest income, the difference between interest income on earning assets and interest expense on interest bearing liabilities, increased by 38% from $2.53 million to $3.49 million during the quarter.

          Waccamaw Bankshares reported total assets at June 30, 2006 of $361,731,000 reflecting an 18.7% increase over total assets of $304,798,000 reported at June 30, 2005. Net loans increased by 15.4% to $282,409,000 on a comparative quarter basis. Total deposits increased 18.6% to $306,270,000, increasing from the previous year figure of $258,291,000.

          Jim Graham, President and CEO of Waccamaw Bankshares, stated, “It is with great pleasure that we report yet another record quarter of profits.  The bank’s net interest margin continues to improve. We are pleased with the profits generated during a time of significant bank expansion.  During the quarter we completed the acquisition of the Bank of Heath Springs in Lancaster County, South Carolina, which contributed to our earnings performance and are now moving forward with our expansion in the coastal region of South Carolina. Our second Southport office will open early this fall and other expansion opportunities are under development. This expansion is planned to continue the strong earnings asset growth reported as we build our banking franchise.”

          Waccamaw Bankshares, Inc. chairman Alan W. Thompson commented, “We are extremely pleased to have expanded our franchise into South Carolina with the completion of the Bank of Heath Springs merger.  The performance reflected in our earnings report is a result of our commitment to excellent service to the communities we serve.  Waccamaw continues to report strong asset growth as we grow our branch network.  It is rewarding to reflect this rate of earnings growth during a period of substantial expansion.”

          Waccamaw Bank is a state charted bank operating nine offices in Whiteville, Wilmington, Shallotte, Southport, Holden Beach, Chadbourn, Tabor City and Elizabethtown, North Carolina, and Heath Springs, South Carolina.  In addition to primary banking operations, other related services are provided by Waccamaw Financial Services, an insurance and investment subsidiary.  Common stock of Waccamaw Bankshares is listed on the NASDAQ Capital Market and trades under the symbol WBNK.  Additional corporate information, product descriptions, and online services can be located on the Bank’s website at www.waccamawbank.com.

          Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of the future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition.  Additional factors that could cause actual results to differ materially are discussed in Waccamaw Bankshare’s recent filings with the Securities Exchange Commission, including but not limited to its Annual Report on Form 10-K and its other periodic reports.

SOURCE  Waccamaw Bankshares, Inc.
          -0-                                                            07/21/2006
          /CONTACT:  Jim Graham of Waccamaw Bankshares, Inc., +1-910-641-0044/
          /Web site:  http://www.waccamawbank.com/
          (WBNK)